Exhibit 15.2

Accountants’ Acknowledgment

September 30, 2003

Bottling Group, LLC and

PepsiCo, Inc.

Re: Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to the PepsiCo SharePower Stock Option Plan

With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated July 8, 2003 related to our review of interim financial information of Bottling Group, LLC.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York